                                                                  Exhibit 99.1


          P L R                  Michael Porter, President - Investor Relations
PORTER, LEVAY & ROSE, INC.       Jeff Myhre, VP - Editorial
    PUBLIC RELATIONS

--------------------------------------------------------------------------------
     Seven Penn Plaza o New York, NY 10001 o 212-564-4700 o FAX 212-244-3075
                   o www.plrinvest.com o plrmail@plrinvest.com
--------------------------------------------------------------------------------

PDG ENVIRONMENTAL, INC.

JOHN C. REGAN, CHAIRMAN & CEO
412-243-3200
                                                          FOR IMMEDIATE RELEASE


              PDG ENVIRONMENTAL REPORTS RECORD REVENUES & EARNINGS
                                 FOR FISCAL 2005

         REVENUES UP 68% IN FISCAL 2005, EPS REACHES $0.18 FOR THE YEAR

PITTSBURGH, PA, APRIL 11, 2005 - PDG Environmental, Inc. (OTC BB: PDGE), an environmental and specialty contractor, today reported financial results for the fourth quarter and year ended January 31, 2005.

Revenues for the fourth quarter were $15.5 million, a 72% increase over the $9.0 million recorded in the same prior-year period. Income before income taxes grew 475% to $949,000 for the current fiscal quarter from $165,000 for the prior year fiscal quarter. In the current fiscal quarter, we began accruing federal income taxes as our net operating loss carry-forwards were exhausted in the third quarter. Net income for the quarter grew 250% to $577,000, or $0.05 per fully diluted share, as compared to the previous year's fourth quarter net income of $165,000, or $0.02 per fully diluted share.

Revenues for the year ended January 31, 2005 were $60.3 million, a 68% increase over the $36.0 million in the same prior-year period. Income before income taxes grew 264% to $2,569,000 for the current fiscal year from $706,000 for the prior fiscal year. In the current fiscal year, we began accruing federal income taxes as our net operating loss carry-forwards were exhausted in the third quarter. Net income for the current year was up 221% to $2,067,000, or $0.18 per fully diluted share as compared to the previous year's net income of $644,000, or $0.07 per fully diluted share.

John Regan, Chairman and CEO, commented, "We are very pleased to report record revenues and earnings for Fiscal 2005. The diluted earnings per share increase from $.07 to $.18 is especially gratifying in light of increased federal tax accrual and a 23% increase in average diluted shares outstanding. PDGE's balance sheet has also been strengthened with working capital increasing 34% and shareholder's equity up 83%. In spite of record revenues, backlog remains strong at $38.8 million."


                                     -more-

Regan continued, "Our accomplishments this year extend beyond the figures, as we continued our successful diversification into the mold/restoration industry. In late 2004, PDGE licensed the Therma-Pure heat process, which gives PDGE another technology that is a safe and chemical-free method to remediate mold, viruses and bacterial hazards. We are seeing increased interest in the process from many of our market segments such as home builders, the hospitality industry and schools. PDGE's response to the four devastating hurricanes in Florida clearly demonstrated our ability to quickly respond with necessary resources to large area-wide disasters. We approach Fiscal 2006 with positive momentum and look forward to continued progress in the coming year."

PDG Environmental, Inc., is an environmental and specialty contractor providing asbestos and lead abatement, insulation, microbial remediation and demolition and related services dedicated to assisting its commercial, industrial and governmental clients in complying with environmental laws and regulations. Regional marketing and project operations are conducted through branch offices located in New York City, NY; Paramus, NJ; Hazelton and Export, PA; Fort Lauderdale and Tampa, FL; Houston and Pasadena, TX; Phoenix, AZ; Rock Hill, SC; Portland, OR; Seattle, WA; and Los Angeles, CA. For additional information on the company, please visit http://www.pdge.com. And for more information on mold and its effect on indoor air quality, please visit http://www.epa.gov/iaq/molds/index.html.

Safe Harbor Statement under Private Securities Act of 1995: The statements contained in this release, which are not historical facts, may be deemed to contain forward-looking statements, including, but not limited to, deployment of new services, growth of customer base, and growth of service area, among other items. Actual results may differ materially from those anticipated in any forward-looking statement with regard to magnitude, timing or other factors. Deviation may result from risk and uncertainties, including, without limitation, the Company's dependence on third parties, market conditions for the sale of services, availability of capital, operational risks on contracts, and other risks and uncertainties. The Company disclaims any obligation to update information contained in any forward-looking statement.


                          -financial tables to follow-

                             PDG ENVIRONMENTAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                     Three Months
                                                   Ended January 31st
                                                   ----------------
                                                2005              2004
                                                ----              ----
Revenues                                    $15,487,000        $ 8,989,000
Income before Income Taxes                  $   949,000        $   165,000
Income before Income Taxes                  $   949,000        $   165,000
Net Income                                  $   577,000        $   165,000
Earnings per Common
Share (diluted)                             $      0.05        $      0.02
Shares Outstanding
(diluted)                                    12,572,000          9,763,000

                                                         Year
                                                  Ended January 31st
                                                  ------------------
                                               2005                2004
                                               ----                ----
Revenues                                    $60,362,000        $35,962,000
Income before Income Taxes                  $ 2,569,000        $   706,000
Income before Income Taxes                  $ 2,569,000        $   706,000
Net Income                                  $ 2,067,000        $   644,000
Earnings per Common
Share (diluted)                             $      0.18        $      0.07
Shares Outstanding
(diluted)                                    11,782,000          9,568,000



                                              Selected Balance Sheet Items
                                              ----------------------------
                                               1/31/05            1/31/04
                                               -------            -------
Current Assets                              $ 20,996,000        $15,172,000
Current Liabilities                         $  9,900,000        $ 6,919,000
Working Capital                             $ 11,096,000        $ 8,253,000
Fixed Assets (Net)                          $  1,338,000        $   923,000
Long-Term Debt                              $  5,013,000        $ 5,306,000
Shareholder Equity                          $  9,009,000        $ 4,909,000




                                      #####